September 20, 2005



Mr. D. Hughes Watler, Jr.
Chief Financial Officer
Goodrich Petroleum Corporation
808 Travis St., Suite 1320
Houston, Texas  77002


	Re:	Goodrich Petroleum Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 25, 2005
		Forms 10-Q for Fiscal Quarters Ended
      March 31, 2005 and June 30, 2005
      Filed May 10, 2005 and August 15, 2005
      Response Letters Dated July 26, 2005, August 24, 2005
      and September 19, 2005
		File No. 1-12719


Dear Mr. Watler:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,



								H. Roger Schwall
								Assistant Director